February 12, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:	New Oriental Energy & Chemical Corp. (formerly Sports Source, Inc.)
File Ref. No.333-125131

We have read the statements of New Oriental Energy & Chemical Corp. (formerly Sports Source, Inc.) pertaining to our firm included under Item 4.01 of Form 8-k dated February 12, 2007 and agree with such statements as they pertain to our firm.

Regards,
WEBB & COMPANY, P.A.
Certified Public Accountants